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                                                                Exhibit 23.1
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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Solutia Inc. on Form S-3 of our report dated March 4, 2002 (June 4, 2002 as to Note 19), appearing in the Prospectus, which is part of this Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and of our report dated March 4, 2002 relating to the financial statement schedule appearing in the Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Saint Louis, Missouri
June 4, 2002